CONSENT OF INDEPENDENT AUDITORS'


Laser Photonics, Inc:

         We hereby consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated February 23, 2000, except for the last paragraph of Note 9 which is dated as of March 16, 2000, relating to the consolidated balance sheets of Laser Photonics, Inc., as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999 which report appears on page F-2 of the December 31, 1999 annual report on Form 10-K/A of Laser Photonics, Inc.



/s/ HEIN +ASSOCIATES LLP


HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
May 26, 2000